Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ford Motor Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee(5)
Equity	Common Stock, $.01 par value	Other(1)	46,000,000	$12.795	$588,570,000	$92.70 per $1,000,000	$54,560.44
Total Offering Amounts							$54,560.44
Total Fee Offsets(6)							$0.00
Net Fee Due							$54,560.44

(1) Rules 457(c) and (h).

(2) The number of shares being registered includes shares of Common Stock of the Company to be issued to participants pursuant to the Ford Motor Company 2018 Long-Term Incentive Plan, including but not limited to stock awards, stock options, performance-based restricted stock units, stock appreciation rights, and other stock-based awards.

(3) Based on the market price of Common Stock of the Company on July 25, 2022, in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended.

(4) This amount is the assumed aggregate offering price of 46,000,000 shares of Common Stock being registered, based on the average of the high and low prices of the Company’s Common Stock as reported on the New York Stock Exchange on July 25, 2022, in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended.

(5) The amount is based on the proposed maximum aggregate offering price of $12.795 per share. See note (4).

(6) The Registrant does not have any fee offsets.